EXHIBIT 3.3


                             ARTICLES OF AMENDMENT
                                      TO
                         THE ARTICLES OF INCORPORATION
                                      OF
                       COMMERCIAL NET LEASE REALTY, INC.


      COMMERCIAL NET LEASE REALTY, INC. (the "Corporation"), a corporation organized and existing under the laws of the State of Maryland, does hereby certify as follows:

      FIRST:      The name of the Corporation is Commercial Net Lease Realty,
Inc.

      SECOND:     Section One of Article Seventh of the Articles of
Incorporation of the Corporation is hereby deleted in its entirety and amended and restated to read as follows:

      SECTION 1.  TOTAL CAPITALIZATION

      The total number of shares of all classes of capital stock that the Corporation has authority to issue is one hundred million (100,000,000) shares, consisting of (i) fifty million (50,000,000) shares of common stock, par value $0.01 per share (the "Common Stock") and (ii) fifty million (50,000,000) shares of excess stock, par value $0.01 per share (the "Excess Stock"). The aggregate par value of all of the authorized shares of all classes of capital stock having a par value is $1,000,000.00.

      THIRD:      The foregoing amendment to the Corporation's Articles of
Incorporation was advised by a resolution adopted by the Corporation's Board of Directors at a meeting held on March 19, 1996 and approved by the Corporation's stockholders at the Corporation's Annual Meeting, held on May 16, 1996.

      FOURTH:     Prior to this amendment, the Corporation had authority to
issue 60,000,000 shares of capital stock with an aggregate par value of $600,000.00, consisting of (i) thirty million (30,000,000) shares of common stock, par value $0.01 per share, and (ii) thirty million (30,000,000) shares of excess stock, par value of $0.01 per share.

      FIFTH:      These Articles of Amendment do not change the information
required by subsection (b)(2)(i) of Section 2-607 of the General Corporation Law of Maryland.

      IN WITNESS WHEREOF, these Articles of Amendment are hereby executed by Kevin B. Habicht, an Executive Vice President of the Corporation, who hereby acknowledges that the Articles of Amendment are the act of the Corporation, and who does hereby state under the penalties of perjury that the matters and facts set forth herein with respect to authorization and approval of such Articles are true in all material respects to the best of his knowledge, information and belief.



                              BY:   /s/Kevin B. Habicht
                                    --------------------------
                                    Kevin B. Habicht
                                    Executive Vice President

                              DATE: August 12, 1996


ATTEST

BY:   /s/Robert A. Bourne
      -------------------
      Robert A. Bourne
      Secretary


Date: August 12, 1996